UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Dover Acquisition and the Refinancing Transaction. The Dover Acquisition, which closed on March 28, 2019, resulted in Dover Downs shareholders exchanging their Dover Downs stock for Twin River common shares representing 7.225% of the equity in the combined company at closing. A total of 2,976,825 shares of common stock were issued in the Dover Acquisition and the valuation of those shares was based on the closing price of Dover Downs’ common stock on March 27, 2019. The Dover Acquisition is being accounted for as a business combination using the acquisition method with Twin River as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the purchase price will be allocated to Dover Downs’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Dover Acquisition.

The Refinancing Transaction closed on May 10, 2019 pursuant to which the Company refinanced its existing bank credit facility with a new bank credit facility consisting of a $300 million term loan due 2026, an undrawn $250 million revolving credit facility and issued an aggregate of $400 million of Senior Notes. Our historical balance sheet as of March 31, 2019 includes the impact of the acquisition of Dover Downs. The unaudited pro forma condensed consolidated balance sheet information below presents our historical balance sheet information as of March 31, 2019 assuming the Refinancing Transaction occurred on March 31, 2019. This information does not reflect any assumptions regarding the use of the proceeds from the issuance of the new credit facility and senior notes and any deferred financing costs or original issue discount amounts that would be capitalized on the balance sheet. The unaudited pro forma condensed consolidated balance sheet information should be read in conjunction with our condensed consolidated financial statements and accompanying notes for the period ended March 31, 2019. The unaudited pro forma balance sheet impacts of the Refinancing Transaction as of March 31, 2019 are as follows:

•	historically reported cash and cash equivalents of $103 million, adjusted for the pro forma adjustment of $262.5 million, results in pro forma cash and cash equivalents balance of $ 365.5 million;

•	historically reported current portion of-term debt of $83.6 million, adjusted for the pro forma adjustment of $(81.3) million, results in pro forma current portion of term debt of $2.3 million; and

•
historically reported long-term debt of $334.9 million, adjusted for the pro forma adjustment of $362.9 million, results in pro forma long-term debt of $697.8 million before any effects of deferred financing costs.

The following unaudited pro forma condensed combined statement of income for the three months ended March 31, 2019 and for the year ended December 31, 2018 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act using accounting policies in accordance with GAAP. The unaudited pro forma condensed combined financial information is based on Twin River’s and Dover Downs’ historical consolidated financial statements as adjusted to give effect to the Dover Acquisition and the Refinancing Transaction.

Accounting policies used in the preparation of the Pro Forma Statements are based on the unaudited financial statements of Twin River for the three months ended March 31, 2019 and the audited consolidated financial statements of Twin River for the year ended December 31, 2018.

The pro forma adjustments are based on estimates and currently available information and assumptions that Twin River’s management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. Certain historical Dover Downs and Twin River financial statement caption amounts have been reclassified or combined to conform to Twin River’s presentation and disclosure requirements.

The Pro Forma Statements should be read in conjunction with the unaudited consolidated financial statements of Twin River as of and for the three months ended March 31, 2019 and the audited consolidated financial statements of Twin River and Dover Downs as of and for the year ended December 31, 2018 incorporated by reference into this document.

The Pro Forma Statements give effect to the Dover Acquisition and Refinancing Transaction as if they had occurred on January 1, 2018, for purposes of the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2019 and the year ended December 31, 2018. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are factually supportable, directly attributable to the Dover Acquisition and the Refinancing Transaction, and expected to have a continuing impact on the financial statements.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the date indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Twin River and Dover Downs. Actual amounts recorded upon completion of purchase accounting for the Dover Acquisition may differ from the Pro Forma Statements and the differences may be material.

Unaudited Pro Forma Condensed Combined Statement of Income — Three Months Ended March 31, 2019
(in thousands, except share and per share amounts)

	Twin River	Dover Downs(1)	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenues
Net revenues	$120,631	$42,414	$(19,357)	(h)	$143,688
Operating costs and expenses
Gaming, racing, hotel and food and beverage	37,088	38,868	(7,101)	(i)	49,497
			(19,357)	(h)
Advertising, general and administrative	46,467	2,728	(6,440)	(a)	48,997
			(859)	(b)
			7,101	(i)
Merger Costs	—	10,977	(10,977)	(a)	—
Depreciation and amortization of intangibles	6,769	2,093	94	(c)	8,663
			(293)	(d)
Total operating costs and expenses	90,324	54,665	(37,832)		107,157
Income (loss) from operations	30,307	(12,251)	18,475		36,531
Other income (expense)
Interest income	13	—	—		13
Other income	—	647	—		647
Interest expense, net of amounts capitalized	(7,051)	(201)	201	(e)	(11,597)
			(4,546)	(j)
Total other income (expense)	(7,038)	446	(4,345)		(10,937)

Income (loss) before provision for income taxes	23,269	(11,805)	14,130		25,594
Provision for income taxes	5,673	(1,779)	2,466	(f)	6,360
Net income (loss) applicable to common stockholders	$17,596	$(10,026)	$11,664		$19,234
Net income per common share:
Basic	$0.46				$0.47
Diluted	$0.46				$0.47
Weighted average common shares outstanding:
Basic	38,248,000			(g)	41,224,825
Diluted	38,367,000			(g)	41,343,825

(1)    Includes only the pre-acquisition period of January 1, 2019 to March 27, 2019.

Unaudited Pro Forma Condensed Combined Statement of Income — Year Ended December 31, 2018
(in thousands, except share and per share amounts)

	Twin River	Dover Downs	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenues
Net revenues	$437,537	$179,931	$(83,328)	(h)	$534,140
Operating costs and expenses
Gaming, racing, hotel and food and beverage	129,341	164,381	(29,513)	(i)	180,881
			(83,328)	(h)
Advertising, general and administrative	156,023	5,324	29,513	(i)	184,224
			(6,636)	(a)
Merger Costs	—	1,090	(1,090)	(a)	—
Expansion and pre-opening	2,678	—	—		2,678
Newport Grand disposal loss	6,514	—	—		6,514
Depreciation and amortization of intangibles	22,332	8,231	377	(c)	29,770
			(1,170)	(d)
Total operating costs and expenses	316,888	179,026	(91,847)		404,067

Income from operations	120,649	905	8,519		130,073

Other income (expense)
Interest income	173	—	—		173
Other income	—	302	—		302
Interest expense, net of amounts capitalized	(23,025)	(790)	790	(e)	(46,992)
			(23,967)	(j)
Total other expense	(22,852)	(488)	(23,177)		(46,517)
Income before provision for income taxes	97,797	417	(14,658)		83,556
Provision for income taxes	26,359	387	(5,982)	(f)	20,764
Net income	71,438	30	(8,676)		$62,792
Deemed dividends related to changes in fair value of common stock subject to possible redemption	640	—	—		640
Net income applicable to common stockholders	$72,078	$30	$(8,676)		$63,432

Net income per common share:
Basic	$1.95				$1.59
Diluted	$1.87				$1.53
Weighted average common shares outstanding:
Basic	36,938,943			(g)	39,915,768
Diluted	38,551,708			(g)	41,528,533

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
Note 1 — Description of Transaction and Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Twin River and Dover Downs.
Basis of Presentation
Twin River has concluded that the transaction represents a business combination pursuant to ASC 805. Twin River has completed a preliminary external valuation analysis of the fair market value of Dover Downs’ assets to be acquired and liabilities to be assumed. Using the total consideration for the transaction of $115.9 million, Twin River has preliminarily allocated to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma financials. The final purchase price allocation will be determined when Twin River has completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation. The final purchase price allocation may include changes in allocations to intangible assets or goodwill based on the results of certain valuations and other studies that have yet to be completed, other changes to assets and liabilities.
Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information
Twin River anticipates that the Dover Acquisition will result in annual cost savings and synergies of approximately $6.0 million within two years of completion of the Dover Acquisition, excluding legal, accounting and other expenses that Twin River will incur as a public company. Synergies are expected to be driven by the elimination of certain corporate overhead redundancies and improved property level efficiencies, with limited incremental costs required to scale operations and integrate Dover Downs. No assurance can be made that Twin River will be able to achieve these synergies or when they will be realized, and no such synergies have been reflected in the Pro Forma Statements.
Note 2 — Preliminary purchase price allocation
The Dover Acquisition, which closed on March 28, 2019, resulted in Dover Downs shareholders exchanging their Dover Downs stock for Twin River common shares representing 7.225% of the equity in the combined company at closing. A total of 2,976,825 shares of common stock were issued at the transaction closing on March 28, 2019 and the valuation of those shares was based on the closing price of Dover Downs’ common stock on March 27, 2019.

(in thousands, except share and per share data)	March 28, 2019
Dover Downs shares outstanding	33,125,997
Closing Dover Downs share price on March 27, 2019	$2.62
Total fair value of stock purchased *	$86,790
Cash paid by the Company at closing, including amounts to retire Dover Downs debt, inclusive of accrued interest	$29,096
Consideration transferred	$115,886

*Shares issued at approximately $29.15 per share when considering the fair value of stock purchased and number of Company shares issued in conjunction with the acquisition.

Twin River has performed a preliminary valuation analysis of the fair market value of Dover Downs’ assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Preliminary as of March 28, 2019
Cash	$19,500
Accounts receivable	5,674
Due from State of Delaware	2,535
Inventory	1,891
Prepaid expenses and other assets	2,586
Property and equipment	103,657
Right of use asset	1,333
Intangible assets	5,110
Deferred income tax assets	6,655
Other assets	320
Accounts payable	(7,470)
Purses due to horseman	(2,613)
Accrued and other current liabilities	(13,014)
Lease obligations	(1,333)
Pension benefit obligations	(6,613)
Other long-term liabilities	(2,332)
Total purchase price	$115,886
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Dover Downs based on their estimated fair values as of the Dover Acquisition closing date.
Note 3 — Pro forma adjustments
The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
(a) Represents the elimination of transaction costs incurred by Twin River, which are included in Advertising General and Administrative Expenses, and Dover Downs, which are included in Merger Costs, during the three months ended March 31, 2019 and the year-ended December 31, 2018. Costs include change in control payments, adviser fees and legal and accounting expenses.
(b) Represents additional share-based compensation expense recorded at Dover Downs for the acceleration of unvested restricted stock awards that vested in conjunction with the Dover Acquisition.
(c) Represents the amortization of intangible assets related to the acquisition of Dover Downs over a three- to ten-year period as if the acquisition occurred on January 1, 2018. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated or management’s view based on historical experience with similar assets.
(d) Represents the depreciation adjustment of acquired “property and equipment” resulting from the fair value adjustment of these assets relating to the Dover Acquisition. Twin River estimated that the fair value of property and equipment was less than Dover Downs’ book value by $26.4 million. Therefore, depreciation expense would decrease by $0.3 million for the three months ended March 31, 2019 and $1.2 million for the year ended December 31, 2018 using the straight-line method of depreciation. The estimated remaining useful lives of acquired property and equipment range from 40 years to 2 years.
(e) Dover Downs’ revolving line of credit was payable upon a change of control. Represents the reversal of interest expense incurred for the three months ended March 31, 2019 and 12 months ended December 31, 2018.
(f) Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 24.85%.
(g) Represents the increase in the weighted average shares due to the issuance of 2,976,825 Twin River shares of common stock in connection with the Dover Acquisition.
(h) Represents a change in the presentation of gaming and racing revenue to be in alignment with the presentation of Twin River.
(i) Represents the reclassification of certain costs related to building and grounds and purchasing and receiving and advertising that are included in Gaming, racing, hotel and food and beverage by Dover Downs to a component of Advertising, general and administrative to conform Dover Downs’ accounting policies with those of Twin River.
(j) Reflects the impact the Refinancing Transaction, which would increase interest expense by $4.5 million and $24.0 million for the three months and twelve months ended March 31, 2019 and December 31, 2018, respectively.